The Mosaic Co.	MOS	Q3 2014 Earnings Call	Oct. 30, 2014
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PARTICIPANTS

Corporate Participants

Laura C. Gagnon – Vice President Investor Relations, The Mosaic Co.
James T. Prokopanko – President and Chief Executive Officer, The Mosaic Co.
Richard L. Mack – Executive Vice President, Chief Financial Officer, The Mosaic Co.
Mike Rahm – Vice President-Market and Strategic Analyst, The Mosaic Co.
James O’Rourke – Executive Vice President & Chief Operating Officer, The Mosaic Co.
Richard N. McLellan – Senior Vice President-Commercial, The Mosaic Co.
Other Participants

Matthew James Korn – Analyst, Barclays Capital, Inc.
Carl Chen – Analyst, Scotia Capital Markets
Christopher S. Parkinson – Analyst, Credit Suisse Securities (USA) LLC (Broker)
Vincent Stephen Andrews – Analyst, Morgan Stanley & Co. LLC
Donald D. Carson – Analyst, Susquehanna Financial Group LLLP
Jeffrey Zekauskas – Analyst, J.P. Morgan Securities LLC
Paul A. Massoud – Analyst, Stifel, Nicolaus & Co., Inc.
Michael L. Piken – Analyst, Cleveland Research Co. LLC
Mark Robert Gulley – Analyst, BGC Financial LP
Adam Samuelson – Analyst, Goldman Sachs & Co.
Andrew D. Wong – Analyst, RBC Capital Markets Asset Management

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s Third Quarter 2014 Earnings Conference Call. At this time, all participants have been placed on a listen-only mode. After the company completes their prepared remarks, the lines will be opened to take your questions. Your host for today’s call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Ms. Gagnon, you may begin.

Laura C. Gagnon, Vice President Investor Relations

Thank you, and welcome to our third quarter 2014 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer, and Rich Mack, Executive Vice President and Chief Financial Officer. We also have members of the senior leadership team available to answer your questions after our prepared remarks.

After my introductory comments, Jim will review Mosaic’s accomplishments for the quarter and our views on current and future market conditions. Rich will share his insights into our results and our future expectations. The presentation slides we are using during the call are available on our website at mosaicco.com.

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The Mosaic Co.	MOS	Q3 2014 Earnings Call	Oct. 30, 2014
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We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, October 30, 2014, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission.
Now, I’d like to turn it over to Jim.

James T. Prokopanko, President and Chief Executive Officer

Good morning and thanks for joining our third quarter 2014 earnings discussion. We reported solid earnings for the quarter, given the challenging business environment across agriculture. We drove progress on costs and delivered good operating performance. While we will provide some color on those results, I realize the elephant in the room is not our third quarter results. The elephant in the room is the near-term future. So we’ll spend a significant amount of time there.

We want you to take away three important concepts from this call. First, we believe the current negative sentiment that is pervasive amongst agriculture investors is overblown, and that the weakness in ag equities provides compelling opportunity for companies and investors alike. Even the most recent USDA forecasts indicate farmer income this year will be the fourth highest in history. The uncertainty is for 2015, where today, farmers can still pre-sell their corn for around $4 per bushel and their soybeans for around $10 a bushel.

Second, this is a cyclical business, and we at Mosaic have been through many cycles. Agricultural commodity prices are indeed lower. The cycle will play out and prices will rise again.

Third and most important, Mosaic is in excellent condition to weather the current economic environment, seize opportunities as they arise, and outperform when conditions improve. We manage for the long-term, because the long-term holds great opportunities for this business.

Before I explore those topics in more depth, I’ll provide a bit of an insight into our performance for the quarter. We generated net earnings of $202 million, or $0.54 per share on net sales of $2.3 billion, compared with net earnings of $124 million and net sales of $1.9 billion in the third quarter of 2013. We continued to generate strong operating cash flow of $489 million during the quarter, bringing our year-to-date cash flow to $1.9 billion, a $400 million improvement over the same period a year ago. We’re putting our cash to use by continuing to invest in the business and repurchasing our shares, while still retaining $3 billion of cash and cash equivalents on hand as of the end of the quarter.

Global demand for potash and phosphates remained strong during the quarter. Our shipment volumes came in at the low end of the original guidance range, in potash, because of primarily weather-related production issues in Saskatchewan and New Mexico, which underscore the tight inventory situation we highlighted on the last call; and in phosphates because of the timing of some quarter end shipments. Phosphate prices declined somewhat even as costs rose for raw materials, especially ammonia.

As we announced last month, we will curtail phosphates production in response to these conditions and we will continue to produce with economic discipline, limiting the amount of high cost inventory we carry into the spring season. In potash, prices improved and as we discussed during our last call, Canpotex was fully subscribed. Customers in North America sought to lock in potash for fall

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application early because of the fears of an overburdened rail system as well as low producer and channel inventories.

Indeed, potash inventories are very low. We’re producing at high rates just to meet current demand. In terms of global shipments, we lowered both 2014 and 2015 global phosphate shipments forecast by roughly a million tonnes, in part due to India importing more phosphoric acid for NPK production and we are maintaining our outlook for global potash shipments.

Now, I’ll turn to our views of the current agricultural markets. Farmers in North America are finishing a record harvest, spurred by mostly favorable economics, when farmers were making planting decisions and ideal weather in the growing season across the Corn Belt. This will be the second bin-busting harvest in a row. And while that bounty is good for global food security, it brings with it prospects of lower income for farmers in 2015. So, what happens from here? We know farmers are going to farm, and when they do, we’re confident they will follow good business economics and work to maximize yields from every planted acre.

Certainly, farmers will tighten their belts. We expect land rents to decline. We expect some land to be taken out of production and equipment purchasing decisions to be deferred. And we expect farmers to wring every penny of value out of the cash they commit to inputs. Think about it this way: if you buy a thoroughbred race horse, you’re not going to try to recoup your cost by not feeding it. So we disagree with the belief among some analysts who suggest potash and phosphate use will drop in 2015. In fact, we expect global demand for potash and phosphates to remain strong, and even grow in 2015. Here’s why.

First, the USDA expects the 2014 global harvest to come in a few bushels shy of 3 billion tonnes, a record on top of last year’s record. That much grain takes enormous amounts of nutrients from the soil and those nutrients need to be replaced. When farmers plant their fields, they will fertilize.

Second, precision agriculture technology has made tremendous progress since the last downturn in grain and oil seed prices. Today, in pursuit of maximum efficiency and sound nutrient stewardship, farmers test soil and apply precisely the nutrients the soil needs for the next growing season. This approach has the effect of smoothing demand for our products across the cycle, compared with earlier cycles.

Third, the argument that unused phosphorus will carry over in the soil from one season to the next is much too simplistic. The phosphorus cycle is complex chemistry, but suffice it to say that phosphate must be applied for each new crop. The benefit of skipping an application cycle is de minimis at today’s prices, a much different story than when DAP was at $1,100 per tonne. You can read more about this topic in the most recent addition of Market Mosaic, which is available on our website.

And finally, at current prices, potash and phosphate remain affordable just as we want them to be. Our views are playing out in the market. Global demand remains strong into the fall season for both of our nutrients and prices are stable to reflect the demand. I want to be clear. We fully understand the situation facing grain farmers and we know they will have to make tough decisions as they prepare for the next planting cycle. We also know that this trough of the cycle is the first serious dip in many years. So observers who entered the business in boom times are having difficulty seeing a longer horizon. But the agricultural environment can change quickly. One poor global crop would change sentiment and global food security dramatically.

Over time, regardless of the current crop outlook, we know that demand for food and crop nutrients will rise and therein lies the opportunity I mentioned earlier. As we demonstrated with our many strategic moves, the engines of growth are cheapest to build at the low part of the cycle. We’re making good progress on our strategic initiatives. I’ll provide a few updates. We are on track to

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complete the acquisition of ADM’s distribution business in Brazil and Paraguay by the end of the year. We are well along the process of planning for integration. Once complete, the acquisition will enable us to expand our distribution in Brazil from 4 million tonnes to 6 million tonnes, and capture a bigger percentage of the incremental value from our premium MicroEssentials® product in one of the most dynamic agricultural markets in the world.

The remaining potash expansion of our K3 shafts at Esterhazy continues on budget and on time. We closed the sale of our decommissioned Hersey, Michigan mine and have signed an agreement to sell our distribution business in Argentina. We’re on pace in realizing the targeted synergies from the CF phosphates acquisition. The proximity of assets and the excellent cultural fit are proving quite valuable.

We are also making investments to create further efficiencies in our phosphates business. We’re investigating further debottlenecking for ammonia production, because we like the stability of supply we generate for manufacturing a portion of the ammonia we require. We’re in the process of converting two granulations facilities to produce more MicroEssentials. And we’re investing in sulfur melting capacity to give us greater sulfur sourcing flexibility.

At the Ma’aden project, we’re ramping up hiring and a significant portion of the capital required for the project will be put to work in 2015. We are already seeing steel and concrete rising from the ground. All these moves contribute to our well-defined strategy. They provide us with growing production capacity, increased operational efficiency and growing and stable market access. We are beginning to realize the benefits of these investments and our position for strong volume and cash flow growth as the cycle moves forward.

Finally, I’ll leave the details on capital and expense to Rich, but I want to mention that our capital structure continues to improve, and we are ahead of schedule on our efforts to remove about $500 million in expenses from our two business units and our corporate functions.

Now, before I offer some closing thoughts, Rich Mack, our CFO, will discuss our results.

Richard L. Mack, Executive Vice President, Chief Financial Officer

Thank you, Jim, and good morning to you all. This morning I’ll provide a brief discussion of our business segment financial results for the third quarter, share some insight on our capital and close by providing our guidance for the fourth quarter.

In the Phosphates segment, our results were in line with guidance. Volumes, prices and margin rate were generally consistent with our expectations. We are encouraged with what we see in phosphates and view this to be an increasingly positive story for Mosaic. That said, however, and as we previewed in our press release on September 30, we believe that raw material prices, particularly ammonia, continue to be out of line with the price levels in other agricultural commodities, which is why we decided to curtail some phosphate production during the fourth quarter.

This disconnect is compounded by the fact that we are entering a seasonally slow period for phosphate sales. For clarity, we’re going to take a measured approach to the curtailments. We will produce enough fertilizer to meet customer needs, and we do not plan on curtailing our MicroEssentials production. We will evaluate our production levels daily with the objective of entering the spring application season with minimal high-cost ammonia and finished product inventory.

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The Mosaic Co.	MOS	Q3 2014 Earnings Call	Oct. 30, 2014
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In the Potash segment, our results were close to our expectations aside from isolated production issues, which were primarily weather related that impacted our operating rate by several percentage points. We lost some production days during the quarter at both Belle Plaine and Carlsbad because of summer storms.

While our year-over-year cash costs per tonne were roughly flat, in September, for example, the potash team delivered cash costs of $103 per tonne, including brine management costs of $19 per tonne. These costs are at their lowest level in recent years, even with lower operating rates, and demonstrate that our cost reduction initiatives are beginning to take hold.

Now, I’ll move on to our capital. I provided a fairly in-depth discussion of our capital philosophy a quarter ago, so I won’t repeat all that information today. Instead, I would like to make just a couple of points. First, to reinforce Jim’s message, the low arc in the cycle clearly provides opportunities for the strongest companies, and Mosaic has a very strong financial foundation. We’ve put a lot of capital to work over the past 18 months, and we will continue to do so as compelling opportunities arise. This is how we built this business in my years at Cargill, being financially sound and looking for opportunities at the low end of the cycle.

In this regard, we have worked hard to optimize our balance sheet with the addition of $2.8 billion of attractively priced debt over the past 12 months including $800 million in the third quarter. We are using this cash to execute on strategic initiatives. CF, Ma’aden, the ADM distribution business and an attractive Mosaic share price. On that note, we have been repurchasing shares in the open market during our open trading windows as well as through a recently implemented 10b5-1 trading program.

Since our last earnings call, we have repurchased 3.5 million shares in the open market. That makes our total share repurchases $2.6 billion in the last 12 months or about 13 percent of our outstanding share count.

Second, as a result of the CF and ADM acquisitions, we have decided to slightly adjust our capital management philosophy by increasing our targeted liquidity buffer to $2.5 billion from $2.25 billion as a result of increased working capital requirements. This change increases our on balance sheet cash target to $1 billion. As of the end of the third quarter, we have approximately $1 billion in excess cash above this newly revised liquidity buffer after taking into account cash that will be used to fund the ADM acquisition by the end of the year and funding a trust fund for our asset retirement obligations, which is likely to happen sometime in 2015.

Now, I’d like to provide our guidance for the fourth quarter, which tends to be a seasonally slow period for us. In phosphates, we expect margins to be in the mid-teens, while operating rates to be in the 70 percent to 80 percent range, which is a lower and wider range due to the curtailment we have discussed. Sales volumes are expected to range from 2.5 million tonnes to 2.8 million tonnes for the fourth quarter. This compares to 3.4 million tonnes in last year’s period, when volumes were unusually high as low prices and sentiment changes led to significant sales in North America.

We expect our realized prices for DAP to range from $430 per tonne to $450 per tonne. In potash, we anticipate that our mines will operate at high rates to begin to replenish extraordinarily low inventory levels to meet global demand including an expected new contract with Chinese customers. In the fourth quarter, we expect to continue to make significant deliveries under the old contract, which will increase the proportion of international standard sales in our product mix negatively impacting our expected average MOP pricing. We expect potash sales to be in the range of 2.0 million tonnes to 2.3 million tonnes during the fourth quarter compared to actual volumes of 1.9 million tonnes in the same period last year. We expect average realized potash prices to be in the range of $275 per tonne to $295 per tonne. The gross margin rate for the potash segment is expected to be in the mid 30 percent range. Our operating rate in potash is expected to be in the

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The Mosaic Co.	MOS	Q3 2014 Earnings Call	Oct. 30, 2014
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range of 85 percent to 90 percent. We are narrowing our 2014 Canadian resource taxes and royalties to be in a range of $175 million to $200 million compared to prior guidance of $170 million to $210 million, and our guidance for full-year brine management expenses is unchanged at approximately $200 million.

We are also lowering our estimated SG&A expenses to a range of $380 million to $395 million for calendar 2014 with the mid-point of the range down $25 million from the beginning of the year as a result of our progress on cost savings initiatives. Note, these numbers include $10 million in charges incurred to achieve these cost savings initiatives, so we are off to a good start on this front.

For the year, we estimate an effective tax rate, excluding discrete items, continuing in the high 20 percent range. We continue to expect a normalized tax rate in the low to mid 20 percent range for 2015 and thereafter. And finally, our expectation for capital expenditures and equity investments remains in the range of $1.0 billion to $1.2 billion, including investments in the Ma’aden joint venture.

In closing, I have a couple of miscellaneous remarks. First, as Jim noted, we anticipate that we will close on the ADM acquisition by the end of the calendar year. Assuming that to be the case, we plan to manage and report a new international distribution segment starting in 2015. This approach will provide enhanced disclosure and transparency in our Phosphates business, as well as with our larger international distribution business. We anticipate providing you with historical data during the first quarter of 2015.

And second, from time to time in my new role, I hear questions relating to a perceived remaining overhang, resulting from the Class A shares held by Cargill family members and trusts. If such a perception exists, it should not. There are less than 35 million Class A shares outstanding, and they are held by several separate and distinct owners and trusts.

In November 2014, just next month, 17 million of these shares will convert into freely tradable common shares and a year later, all of the remaining restricted shares will also convert to common. While this diversified group of Cargill family owners and trusts will obviously have full discretion over their ultimate disposition, we would not expect significant selling given the tax implications associated with these shares.

With that, thank you for your time this morning and I’m going to turn the call back over to Jim for his concluding remarks.

James T. Prokopanko, President and Chief Executive Officer

Thank you, Rich. The economic environment on the farm has changed. Corn selling at $3.50 per bushel reminds us after a long run of remarkable farm profitability, that food supply can still get ahead of demand, if only temporarily. And tough times for farmers lead to leaner times across the Ag sector. We’re ready for this at Mosaic. We’ve been through $3 corn and $9 soy beans. We’ve been through $200 potash and we’ve seen the over exuberance of $1,000 potash. Through all of that we’ve stayed our course. We’ve remained confident about the agricultural markets and we’ve made tough decisions when necessary and bold decisions when they held big promise.

Listen, this is a tough business and a tough business to predict. Agriculture is subject to a myriad of forces, economic, social, political, environmental and otherwise. Farmers and agribusiness make decisions about the future with many variables unknown. But they, and we, return to the simple concept that the world needs all the food they can grow and it needs a lot more of that food in the

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coming years. I will skip the food story details for now, and I will let this suffice. Short-term volatility is a fact of life in agriculture, but long-term demand growth is also a fact of life and lives.

Mosaic is exactly where we want it to be and we’ve made bold investments for growth. We’ve reduced our costs. We’ve built an efficient balance sheet. We’ve become the world’s largest player in finished phosphates and built a strong position in potash. In short, we have built this company to succeed across the inevitable cycles of agriculture.

Now, we’ll be happy to take your questions.

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The Mosaic Co.	MOS	Q3 2014 Earnings Call	Oct. 30, 2014
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QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. Your first question comes from the line of Matthew Korn from Barclays. Your line is open.

<Q – Matt Korn – Barclays Capital, Inc.>: Good morning, everybody. It’s quite something to get first in line here. Question for you: if we do maintain acres and we apply proportionately more fertilizers and hold total demand kind of steady, could we be headed for a wall of U.S. stocks to use in the grain side, particularly if we see grain export sales may be limited by currency? And I guess the question becomes, would it be better for the business over the next two years, three years to maybe see a substantial drop in acres this next year instead of planting 90, 91, and then anticipating an even bigger build in stocks the following year?

<A – Jim Prokopanko – The Mosaic Co.>: Well, good morning, Matthew, and congratulations for being number one. It’s a good way to start your Thursday.

Your questions really take a look at a regional market. North America, and what we’re competing in is a world market and I’m going to turn it over to Mike in a moment about that. But I believe the world, with the demand growth we’re seeing in grain and oil seeds, needs to keep their foot on the accelerator to continue to grow the kind of crops we’re growing. We can’t count on having two back-to-back, or continued back-to-back record harvests. The records just aren’t there to support that. Just as we don’t have poor harvests year-after-year-after-year, we won’t expect to have these record harvest continuing. So, I think it’s the right thing to do for farmers to take the market signals, produce all that makes economic sense to produce, and we’re seeing it play out with the soybean markets with higher than anticipated soybean exports. So, just looking at the U.S., there’s other things happening, whether it’s Southeast Asia, Latin America, Brazil now being challenged with drier than normal planting conditions, which we’ll see how that ends up. But we’ve got to look at the whole market and the whole world as a market and not just focus on what’s happening with the U.S. corn and bean crops. Mike, over to you.

<A – Mike Rahm – The Mosaic Co.>: Yeah, not a whole lot to add, Jim. I thought it was a good response. What we say around here is that we’re one great crop away from a farm crisis and one poor crop away from a food crisis. And I think that really summarizes the nature of our business, that if we knew what Mother Nature was going to deliver, I think we could answer the question. But we just don’t know and I think that’s what markets are precisely signaling today that there’s so much uncertainty in terms of what could happen that you could get a sharp inventory drawdown next year under poor crop conditions.

<A – Jim Prokopanko – The Mosaic Co.>: I’d just add to that Matthew, until 10 days ago it was woe is me, these corn and bean prices aren’t going to find a bottom and we get a few little surprises like higher soybean exports, dry conditions in Latin America and the markets turn around and we’re seeing 10 days or 15 days of some solid improvement in both corn and bean prices. So it’s really a difficult one to forecast.

Operator: Your next question comes from the line of Ben Isaacson from Scotiabank. Your line is open.

<Q – Carl Chen – Scotia Capital Markets>: Hi. This is Carl Chen stepping in for Ben, and thank you for taking my question. Jim, can you please walk us through how you see the supply and demand dynamics evolve between 2014 and 2015 for both phosphate and potash?

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<A – Jim Prokopanko – The Mosaic Co.>: Carl, good morning. I’m going to just turn that straight over to Dr. Mike Rahm, who keenly follows those supply-demand dynamics, and I’ll wrap up with some comment.

<A – Mike Rahm – The Mosaic Co.>: Good morning, Carl, and thanks for the question. I think in terms of our projections for 2015, you’ve seen our forecast for shipments. We expect that potash shipments will increase from, I think our point estimate for 2014 is 57.8 million tonnes. We think there’s another million tonne increase in 2015 to about 58.8 million tonnes or so. And in the case of phosphates, yeah, we expect to go from the mid-64 million tonne range into the kind of that 66 million tonne range. So, we expect demand growth. Maybe it slows a little bit from the rapid pace that we’ve seen in 2014. And given that forecast, when you weigh that up against supply, we see more or less fairly stable operating rates. In the case of potash, I think that translates into about an 82 percent operating rate or so worldwide, in the case of phosphate about 86 percent. So, as we’ve said, our long-term outlook shows a fairly well-balanced situation. We think global potash operating rates are going to kind of range in that 80 percent to 85 percent range and in the case of processed phosphate, rates will be in the mid 80 percent range.

<A – Jim Prokopanko – The Mosaic Co.>: [Carl I’m going to add one thing to – a couple of points to that. 2015 in phosphate is going to be another record year. Although we moderated our forecast for the year to be up a million tonnes less, it’s still going to be up a million tonnes. And if you go back to 2007, the year before the big drop in shipments, we were shipping 50 million tonnes approximately a year. Today, we’re going to ship 65 million tonnes of finished phosphates. From 2008, we’re up almost 20 million tonnes and on global potash, again, we’re going to see another record. And if you go to the 2008 year, we’re going to be up 10 million tonnes of potash shipments.

So, yeah, there are ups and downs, dips and valleys, but the trend is unrelenting. It is upward and it maybe is not every year, but we are seeing continued growth in potash and phosphates with record years being expected in 2015.

<A – Mike Rahm – The Mosaic Co.>: I think the other thing I would add, Jim, is that when you look at global grain and oilseed production, the big step-up in production pulled a lot more nutrients out of the soil as we mentioned before, and that translates into this 8 percent increase in potash shipments in 2014.

Operator: Your next question comes from the line of Chris Parkinson from Credit Suisse. Your line is open.

<Q – Chris Parkinson – Credit Suisse Securities (USA) LLC (Broker)>: Thank you very much. Can you further elaborate on your strategy for ammonia procurement, specifically including some options for potentially debottlenecking of Faustina, and then also your appetite for more longer-term indexed supply agreements? Thank you.

<A – Jim Prokopanko – The Mosaic Co.>: Good question, Chris. I’m going to have our Chief Operating Officer, Joc O’Rourke, speak to that. Those are projects he’s keenly following.

<A – Joc O’Rourke – The Mosaic Co.>: Thank you, Chris. Joc O’Rourke here. Yeah, we’ve certainly looked at how we add flexibility and let’s call it a natural hedge to our ammonia supply. We believe that by linking ourselves to the relatively high supply of natural gas in North America and low price of natural gas, we can do better in terms of ammonia procurement. And as such, we are looking at debottlenecking our Louisiana plant. We believe we can add up to as much as 100,000 tonnes of gas-based low-cost ammonia. So we think that’s a really good project. Likewise, we entered into a long-term supply agreement for 700,000 tonnes to 800,000 tonnes from CF Industries that will be natural gas indexed or based.

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So that gives us a good balance between the ammonia market and natural gas-based ammonia. So we feel we’re at about the right place.

<A – Jim Prokopanko – The Mosaic Co.>: Hey Chris, I’m going to add to that, and just along that line of questioning, not only are we doing – looking at the debottlenecking and pursuing that, but we’re also, in the same vein, going after sulfur alternatives, ensuring that we have good optionality on where we can get our sulfur. With that we’re making an investment in a sulfur melter in Florida, which is going to give us the flexibility to bring in prilled sulfur from other markets, 32.20 Middle East and so on, other low-cost markets and not just be reliant on molten sulfur coming in. As well, we’re investing in a couple of cross-Gulf barges that’s going to give us the ability to move ammonia across from Louisiana into our Florida operations.

So the point is, we’re looking for all the flexibility we can find to ensure we have low cost raw material inputs and I think that both the ammonia debottlenecking and the sulfur melter are really going to position us for an advantaged cost position on those two important raw materials.

Operator: Your next question comes from the line of Vincent Andrews from Morgan Stanley. Your line is open.

<Q – Vincent Andrews – Morgan Stanley & Co. LLC>: Thank you and good morning, everyone. I’m wondering if you could speak a little bit about just in general or maybe post the CF acquisition. I thought it was notable that you are cutting or reducing your phosphate production in response to the higher input costs. I don’t remember you being that aggressive in the past. So if you could just update us on your thought process and the strategy going forward. And is this new, is there more to come or how should we be thinking about it?

<A – Jim Prokopanko – The Mosaic Co.>: Well, good morning, Vincent. Glad to address that. On the strategy, the CF acquisition, which we called Project Donut since it was the hole in our donut, we have mines and facilities all around the CF phosphate facilities. That was just, we were a natural parent and it worked well in terms of synergies. We’re anticipating synergy – harvesting of about $50 million in 2015 and we’re well on track to that. It’s really been all we could have hoped for plus more in terms of the cost efficiencies and probably, more importantly, the quality of talent we were able to acquire with that asset. It’s really gone well, the integration’s gone well, and it’s really worked for us. We’re able to get the cost synergies, we’re able to rebalance production amongst various plants and facilities, and it’s given us additional years of mining capacity and flexibility in terms of deferring a mine going forward.

We really believe in the Phosphates segment. We’re always looking to grow our top line as we have with the CF acquisition and we think there is – over time there’s going to be more opportunities to grow the top line in the phosphates business. The Ma’aden project is another important element of that, where we’re investing 25 percent of the cost of the Ma’aden project for 25 percent of the off-take of the project in Saudi Arabia. Positions us well to serve the India and Southeast Asian markets.

So we’re continuing to be strong believers in phosphate and look to grow the top line on that. The next question you asked was about curtailment and what we’re thinking there. We’re not straying from our strategy of producing to market demand. What we’ve seen is a delay in market demand for this fall season principally in North America, a delay in decisions and we could – Rick McLellan could perhaps speak to that in a moment. But, we’ve seen the delay in decision making to apply phosphates. We think it’s going to come; the phosphates will be bought. But for us to build inventories with high-cost sulfur and high-cost ammonia without commitment for those tonnes, we just didn’t see that as a prudent financial move. So we’ve throttled back our finished phosphate production so as not to build high-cost inventories. Quite as simple as that. Nothing unnatural there.

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The Mosaic Co.	MOS	Q3 2014 Earnings Call	Oct. 30, 2014
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And perhaps I’ll just move it into Rick McLellan, our leader of our Commercial Operations and just to talk about what we see happening on phosphate demand.

<A – Rick McLellan – The Mosaic Co.>: Yeah. Thanks, Jim. I think what we see going on in the field, there’s a lot of talk about demand destruction, everything else happening in the marketplace. We got a very delayed harvest and the farmers have been slow to come in and make their minds up on what they’re going to buy. That started to occur as we’ve got a good chunk of the soybeans in the bin and what’s happening is, farmers are slow to come in, but when they make the decision, they’re not cutting application rate. We’re seeing the same thing in planning in Brazil where the planting is delayed, yet farmers aren’t cutting back any way on the amount of phosphates they use. So, that’s what we see happening at the farm gate level.

The other piece I think I’d add, Jim, to our strategy is, we’ve continued to focus on building out our premium products so that in phosphates, in those key and growing markets in Brazil and North America, in the Caribbean basin, we’ve been able to supply a bigger percentage of our business as MicroEssentials and less as DAP.

<A – Rich Mack – The Mosaic Co.>: And Vincent, this is Rich Mack. One final point that I would make. I think it’s fair to say that we believe that our phosphate story is getting increasingly more compelling. And we made a lot of investments- Ma’aden, CF, the ADM distribution business- are in line with that. We are taking a lot of costs out of the system and making good progress there. We’re capturing synergies from the CF deal. And so we think telling the story and providing more transparency to our segment is important and that’s one of the reasons why we’re going to move forward with this new segment on international distribution and that will provide much more direct line of sight into our phosphates business.

<A – Jim Prokopanko – The Mosaic Co.>: Vincent, you’re not going to get a medal for being the first one to ask a question, but you get the prize for having the longest answer to your question. We’ll, carry on.

Operator: [38.30 – error] Your next question comes from the line of Don Carson from Susquehanna Financial. Your line is open.

<Q – Don Carson – Susquehanna Financial Group LLLP>: Question on potash, actually two questions. One is, just do you see demand slowing at all in North America in the fourth quarter? And I am just wondering how much of this demand we’re seeing is really rebuilding pipeline inventories versus pounds in the ground? And then as granular has been very tight this year, standard not so tight, as we get into next year and if Agrium can get Vanscoy up and there’s 900,000 tonnes more granular out there, what impact do you see that having on the North American marketplace?

<A – Jim Prokopanko – The Mosaic Co.>: Well, good morning, Don. Good to hear from you. I’m going to turn that over to Rick McLellan, leader of our Commercial Group to answer those questions for you.

<A – Rick McLellan – The Mosaic Co.>: Yeah. Good morning, Don. As far as demand slowing in North America, I think we came through spring season. And Larry and I talked about it on the last call, that we traveled and we could not find potash in the month of July in anywhere that we visited in Illinois or Indiana. And so, I think what’s getting moved into place right now is going to the field or will go to the field in the next six weeks. So we don’t see demand waning in North America, nor do we see that happening in South America.

And the second part of your question was the impact of Vanscoy production coming on. These are big projects. They take a long while to bring on. So I don’t know whether that happens next year or

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not. The only thing that I’ll tell you is that we’re planning with all of our major customers and there is strong demand for granular, both in North America and around the world. And a little extra production is not going to impact very much the situation that we see, the strong position we see for granular markets.

<A – Jim Prokopanko – The Mosaic Co.>: Anything you want to add to that Mike?

<A – Mike Rahm – The Mosaic Co.>: I can give some specifics in terms of what we’re assuming for demand for corn acreage. We think corn acreage will be off a bit in that 88 million acre to 90 million acre range and soybeans probably in the 80 million acres to 82 million acres and all wheat in the 50 million acres to 53 million acres. We don’t expect much of a decline in application rates, and as a consequence, you put all that together, we think both phosphate and potash overall use could be down 3 percent to 5 percent in North America in the 2014 - 2015 year and that’s certainly baked into our global shipment forecast.

<A – Jim Prokopanko – The Mosaic Co.>: Just to put a point on it, Don, on two of your questions, the pipeline stocks, this is the lowest we’ve seen in a number of years. And that is low in spite of high production rates. So, the demand has been good and it’s going to take us some considerable effort and good operating rates to continue to keep up with the demand and as well as fill a very, very thin pipeline. And then your question on Vanscoy, that’s going to come up I think they say in 2015 and we expect that to be replacing current imports into North America. So, we’re – yeah, there’s some modest concern about where those tonnes are going, but I think that will, as I said, displace imports that we’re now seeing reach North America.

<A – Mike Rahm – The Mosaic Co.>: Jim, I might add just in terms of the demand outlook, we’ve talked about of global shipment numbers. In terms of the composition of that, I think the theme for 2015 is that this torrid pace that we’ve seen in the Americas slows down a bit, but we expect Asia is going to pick up, particularly India. We think the pipeline there is absolutely bone dry and Rick, you just got back from Malaysia, Indonesia, and Burma. The demand prospects for P&K in those markets remain robust. So, we think Asia is going to step up and offset some of the slowdown that we’re projecting for the Americas.

Operator: Your next question comes from the line of Jeff Zekauskas from JPMorgan. Your line is open.

<Q – Jeff Zekauskas – J.P. Morgan Securities LLC>: Thanks very much. At the beginning of the call you were talking about your liquidity buffer. Did you say that you have $1 billion above your buffer? You’ve bought back 3.5 million shares, and is it the case that you could spend, I don’t know, $1 billion on share repurchase in the coming year or so?

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, Jeff Zekauskas. I’m glad to have you on the call, and we’re going to have Rich Mack to speak to the liquidity buffer, and perhaps just give you some color on the repurchasing.

<Q – Jeff Zekauskas – J.P. Morgan Securities LLC>: Thanks.

<A – Rich Mack – The Mosaic Co.>: Hey, Jeff, it’s Rich. I think the answer to your question is, yes, you’re correct, as of today anyway, as we currently have roughly $1 billion in excess cash after you take into account the upward adjustment in our liquidity buffer. And what we do with that going forward, really would go back to our capital management philosophy and I would just refer you to some of our prior commentary about our priorities for investment, which include maintaining our credit ratings and of course our dividend policy, sustaining our assets, looking at organic growth opportunities, things like MicroEssentials and cogeneration, and K3 for example.

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The Mosaic Co.	MOS	Q3 2014 Earnings Call	Oct. 30, 2014
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Strategic growth opportunities, we talked about ADM, CF and Ma’aden, and to the extent that we have excess cash, you should expect that we will continue to move towards the balance sheet metrics that we have publicly provided. We had a stated leverage ratio and of course our liquidity buffer. So, the way I look at it is, in 2014 we have been extraordinarily active. If you include share repurchases and you include dividends, we’ve returned $3 billion to shareholders, which is, I think, by far the most that you would find in our sector. And most recently after we got through the MAC Trust purchase agreement, we’ve been involved in open market share repurchases. And so, I think I would leave you with the fact that we’ll be balanced and we’ll be methodical in our approach, and we will be a strong generator of cash going forward and to the extent that we have excess cash, we will look to return that to shareholders in the form of either dividends or share repurchases.

Operator: Our next question comes from the line of Paul Massoud from Stifel. Your line is open.

<Q – Paul Massoud – Stifel, Nicolaus & Co., Inc.>: Hi. Good morning, and thanks for taking my question. I was wondering, given low producer inventory now and the logistical constraints that we’ve seen in getting product distributed across the U.S., I was just wondering, as you look out over the horizon, do you think, or have you seen any evidence that retailers may start to revert back to pre-2008 practices by holding more inventory, or do you expect that the inventory rebuild, if and when it comes, is going to come at the producer level? Thanks.

<A – Jim Prokopanko – The Mosaic Co.>: Good morning, Paul. You ask a good question. Principally around a long and complex supply chain of, it’s one thing making it, and it’s one thing delivering it to the farmer at the dealer level. It’s gotten to be a whole lot more complex and uncertain about getting it between the producer and that dealer. And we’re spending considerable effort and time internally looking at how we can avoid the hassle we faced last year with railway shipping product – railway shipping issues and what is becoming growing challenges in the barge system. So, there’s a lot of uncertainty still remaining about our capacity this year to recover from the hole that was dug last year in not being able to get product to either domestic or international customers on a timely basis. Particularly when I speak international customers, I’m referring to potash shipments out of Western Canada. It’s a challenge we put to our dealer customers that we just can’t FedEx this product a week in advance of when they need to sell it to a supplier. We’ve got to take upwards of a month to six weeks to position a train, get it shipped and get it delivered.

So, you’ve put your finger on a real emerging and developing issue is, what position do dealers take in storing product and this year is a good example of farmers delaying decision making. So, dealers are reluctant to make the decision of loading up their warehouses if they don’t know the farmers are taking. So, this is backing up the system and what we’re doing is where we can position product further in-country closer to those dealers with dealers and be ready for potential problems in the delivery. I’m going to ask Rick McLellan to add some color to what he is seeing in the distribution system.

<A – Rick McLellan – The Mosaic Co.>: Thanks, Jim. I’ll just take where you’re at with the farmers delaying decisions. And, the dealers have been good at stepping up and placing the inventory, but they really are looking for the farmer to do something. And so, when the farmer puts the brakes on, or delays making decisions during a harvest period like this, dealers are really reticent to take on inventory to hold it for those customers. So I think that what we’re going to see is if farmers can see the logistics problems aren’t going to go away, then you will see a change in dealer mentality. And I think that’s the part that we have to look at going forward. And it involves the whole chain. The dealer’s not going to step in, just like we talked about not building phosphate inventories with high-priced raw materials. And so the key piece is getting a much better seamless move from production through to the farmer.

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<A – Jim Prokopanko – The Mosaic Co.>: Rick, just to add some ideas on what we’ve been doing, whether it’s positioning barges, unit trains, ex-base contracts and how we’ve been trying to work around this.

<A – Rick McLellan – The Mosaic Co.>: Yeah. It’s a good point, Jim. What we’ve, in North America attempted to do is, as Jim says, we’ve moved it closer – moved inventory closer to the customer. But what we’ve done is we focused on getting the inventory in place that’s going to be used for the fall. And in the past, we would fill up inventory, no matter whether it was going to be used for the fall or not. And so we put hard dates on if we place inventory in your warehouses on when they should get invoiced. And so it’s helped us put some discipline around it and in that way we don’t have the inventory misplaced somewhere in North America when it could be used to go to India. So Jim, those are the things that we’re doing. And on potash, we’re moving product up where we’ve got the ability to go into the dealer’s warehouse. But right now, we’re producing it and we’re moving it and it’s going to the ground.

Operator: Your next question comes from the line of Michael Piken from Cleveland Research. Your line is open.

<Q – Michael Piken – Cleveland Research Co. LLC>: Yes. Good morning. Thanks for the question. Just wanted to dig a little bit deeper into your thoughts regarding kind of the timing of maybe the next China and India contracts and what your expectations would be for Chinese potash imports in both 2014 and 2015 and then the same for India in terms of imports as opposed to just consumption. Thanks.

<A – Jim Prokopanko – The Mosaic Co.>: Good to hear from you Michael and good question. Yes, China contract is right before us, but all I can say on it is that 1), China has been using good amounts of potash this past year, demand has been strong. And we’ve also seen those inventories as a result of that diminish. So we expect there to be a good appetite into China. 2). Timing wise, we’re hopeful that we’re going to see a contract, a normal type of contract over the next – by the end of the calendar year; fingers crossed, discussions are underway. 3). And in terms of pricing, it’s going to be above where our last contract was which is a low bar, but we expect a higher price and I’m not going to say much more about the negotiations at this point.

Operator: Your next question comes from line of Mark Gulley from BGC Financial. Your line is open.

<Q – Mark Gulley – BGC Financial LP>: Good morning. Lot of discussion about inventory at the producer level although as an organization, as an industry you’ve kind of backed off on reporting that, and a lot of talk about channel inventory, but no discussion about soil inventory mostly P&K. Has the industry, or perhaps Mosaic ever attempted to take a look at what might be the available levels of P&K available for the next crop, that’s already stored in the soil, let’s say for example in North America?

<A – Jim Prokopanko – The Mosaic Co.>: Insightful question, Mark, and something that we watch carefully. I’m going to have Mike Rahm speak to that.

<A – Mike Rahm – The Mosaic Co.>: Well, I guess the best hard evidence is what the research at IPNI has done over the years where they have done a very careful accounting of what crops have removed from the soil and what nutrients have been applied to the soil, both in the form of chemical fertilizers as well as manure and so forth. And those have shown consistently that nutrient removal has exceeded what has been applied for several years. And there are many parts of the world where – and in many parts of the country, where P&K soil tests are relatively low.

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I think what we said earlier about record crops removing record amounts of nutrients is really relevant. Farmers have adopted the use of precision technology, the old view that you just kind of pour on the P&K, and build up soil levels and keep applying it at certain constant rates. I think that’s changed a bit with the precision technology that’s been available. So as we said earlier, this whole notion that the P&K levels in the soil are adequate to feed a 2015 crop, just doesn’t seem to square with all the facts.

<A – Jim Prokopanko – The Mosaic Co.>: Yeah. I’m going to add to that, Mark that when you look at the state of technology on the farm today, there isn’t a lot of room for one tank, you put in high test, the next tank, you put in low test. We’re talking about just for example, seed, if you put in some of the high-value, multi-trait seeds, farmers are going to be spending $420, $410 a bag of seed. If you apply that to two-and-a-half acres, that’s $150 to $160 per acre for seed. And so this is a point, I made in my opening comments, when you put on $160 of seed value, you’re not, not going to feed it. You’re going to give it to the best diet you can so you get the maximum value out of it. And with these record crops that we’ve seen just as Mike said, we’ve extracted record crop nutrients.

So, yeah, there may be just a little bit of a dip and a little economizing, farmers might have to do that. But there just isn’t the room to tighten the belt like there used to be. These are highly technical businesses that farmers have to maximize economic yield and that’s using the best seed and the best nutrition for those excellent seeds.

Operator: Your next question comes from the line of Adam Samuelson from Goldman Sachs. Your line is open.

<Q – Adam Samuelson – Goldman Sachs & Co.>: Yes. Thanks. Good morning, everyone. A question on the cost saving targets that you’ve laid out, or the $500 million by 2018. And I think in the press release you alluded to starting to realize those benefits in the quarter. Maybe quantify that, quantify maybe what you’re expecting in 4Q where looking for pretty sharp improvement in potash unit costs. And then, as we think about 2015 and beyond, what the capital costs of actually achieving some of those targets might actually look like. Thanks.

<A – Jim Prokopanko – The Mosaic Co.>: Okay. Good morning, Adam. I’m going to turn that right over to Rich Mack, our CFO who’s pursuing this initiative.

<A – Rich Mack – The Mosaic Co.>: Hi, Adam. What I would say is, first of all, we’re off to a very good start I think in terms of trying to achieve these cost saving initiatives and I’ll remind you that a portion of these are real or absolute cost reductions and a portion of these are intended to offset future inflationary pressures in our businesses.

And I think what I would also say is from a management perspective, we are working very hard to front-end load as many of these costs as we possibly can. So things like shutting down our Carlsbad MOP production by the end of the year; the portfolio optimization actions that we’ve taken, such as the sale of Hersey; the signing of a purchase agreement to divest our Argentinean operations; shutting down our Chilean operations. We’ve gone through a very significant corporate function cost review and we are implementing actions to take significant costs out of our SG&A. And so, it’s resulting, really across the board in head count reductions that would be included at our corporate offices and our business units, and in our international locations.

We’ve set up a shared services center, as another example, down in Florida, to look at places where it is more friendly from a cost perspective to do business. And another example I’d throw out is we recently shut down our Hookers Prairie mine in Florida. And so, in the end, what we’re trying to do is we’re being systematic, we’re looking for things like attrition, early retirements, less use of contractors, and so bottom-line, off to a very good start.

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When we get to a few years out, in terms of capital, I think that you’re going to see that there should be a step function change in terms of what our capital requirements would be. Again, it’s all dependent on what sort of opportunities we see in terms of organic growth and strategic growth opportunities, but we should see some of the cost savings that we’re achieving result in 2015, 2016 or probably thereafter and these targets, remember, are 2018 targets and less capital being used by the organization.

<A – Jim Prokopanko – The Mosaic Co.>: Yeah, with that Adam, I’ll just net we’re very pleased with how the organization has responded to the cost savings initiatives. We’re ahead of plan, and we’re pushing to have most of these savings harvested before the five-year time horizon. We’ve got time for one more question folks, and then we’ll wrap it up.

Operator: Your last question comes from the line of Andrew Wong from RBC Capital Markets. Your line is open.

<Q – Andrew Wong – RBC Capital Markets Asset Management>: Hey, guys. Thanks for taking my question. I just wanted to ask actually about the Indian potash and phosphate market and the subsidy expectations you’ve built into your demand forecast for next year. Do you expect the subsidy to rise along with the prices like in particularly with the potash market? And if it doesn’t, how will that impact demand and will prices have to adjust to accommodate dealer margins? Just wondering your thoughts. Thanks.

<A – Jim Prokopanko – The Mosaic Co.>: Okay, Andrew. Good morning and welcome. I’m going to turn it over after just an opening comment here to Rick and to Mike Rahm, it’s something we’re watching carefully. With the change in the leadership in India, we are seeing the – we’re starting to see the signs of real reform and we are hopeful and pragmatically hopeful that we’re going to see true reform to the subsidy program. The new leadership there’s some small things that have already been signaled. We’ve gotten distribution rights for potash into India, something that we’ve been trying to achieve for a couple of years. New leadership in India and quickly we saw that request met. So that’s giving us a real hope that we’re going to see changes to the entire agricultural system and specifically nutrient reform. Rick, do you want to add some color on that?

<A – Rick McLellan – The Mosaic Co.>: Yeah. Just to add a couple things. There is – I visited with some of the industry people from India in Singapore on Monday evening at a Canpotex event and they talked about finally being in a position that the government is going to focus on real change. And what that means is trying to get to the balanced crop nutrition that they’ve said oft that they need to get to and people are very, very positive that’s going to happen. I think probably what’s more so than what’s going on with prices of P&K, they’re going to have to deal with the differences between nitrogen pricing and P&K pricing. And so what that change looks like, I think, we have to be patient for it to take place. But if you use 2014 as a guide, we saw growth in both P&K imports and applications and a change to that nitrogen subsidy would only support that continuing.

<A – Mike Rahm – The Mosaic Co.>: Yeah, and Rick, I’d just add a couple of points. As I said earlier, we’re banking on India for picking up the pace in terms of their P&K imports. We think phosphate imports will be up to around 5.5 million tonnes of DAP in calendar year 2015 and MOP imports probably in that 4.5 million tonne range. The one thing I would add, farm economics in India are great. Their minimum support prices are at relatively high levels, more moderate, international prices, a more stable rupee has really caused import economics to work. So, in terms of our demand forecast, we don’t see changes – any changes in subsidy policy jeopardizing the demand outlook in India. The other thing I would add is that with the drop in petroleum prices, it takes a lot of pressure off the government in terms of its overall subsidy bill because petroleum takes up a pretty big chunk of that. So I think there’ll be a little bit less pressure to squeeze the balloon a little bit harder on the P&K side.

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The Mosaic Co.	MOS	Q3 2014 Earnings Call	Oct. 30, 2014
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James T. Prokopanko, President and Chief Executive Officer

Okay. With that I’d like to reinforce our key messages and thank you all for your questions and the interest on this call. First, we believe the current negative sentiment in agriculture markets is overblown and the low valuations present compelling opportunities for Mosaic and investors alike.

Second, we always have to keep in mind that this is a cyclical business. Agricultural commodity prices are indeed lower. This cycle will play out and prices will certainly rise again.

Third and most important, Mosaic is in an excellent condition to thrive across the cycle. We have the resources, the assets, and talent to weather the current economic environment, seize opportunities as they arise, and outperform when conditions improve. Thank you all for joining the call. I hope you all have a great and safe day. Good day.

Operator: This concludes today’s conference call. You may now disconnect.

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